Exhibit 99.1

Media Contacts:	In U.S. – Bob Klein (414) 343-4433
In Europe – Matt Knott +44 (0) 7990 591350;
or Media Line + 44 (0) 8709 905444
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON ANNOUNCES 3RD QUARTER RESULTS,

UNVEILS LONG-TERM BUSINESS STRATEGY

Retail Harley-Davidson Motorcycle Sales Decline Moderates from 2nd Quarter

Operating Loss at Finance Unit Impacts Profit

Strategy Focuses on Extending Harley-Davidson Brand, Emphasizes Productivity

and Strengthening Core Business

Company to Discontinue Buell Product Line, Divest MV Agusta

MILWAUKEE, October, 15, 2009 – Harley-Davidson, Inc. (NYSE:HOG) announced decreased revenue, net income and earnings per share for the third quarter of 2009 compared to the year-ago period, while reporting a moderation in the decline of retail new Harley-Davidson motorcycle sales compared to the second quarter.

Worldwide retail sales of new Harley-Davidson® motorcycles declined 21.3 percent in the third quarter compared to last year’s third quarter, an improvement from the 30.1 percent decline in this year’s second quarter. An 84.1 percent decline in net income and an 84.5 percent decline in diluted earnings per share from the year-ago quarter reflected lower motorcycle shipments and the effects of the economy on retail and wholesale loan performance at Harley-Davidson Financial Services.

Harley-Davidson also unveiled major elements of its go-forward business strategy to drive growth through a single-minded focus of efforts and resources on the unique strengths of the Harley-Davidson brand, and to enhance productivity and profitability through continuous improvement. As approved yesterday by Harley-Davidson’s Board of Directors, the Company will discontinue its Buell product line and divest its MV Agusta unit as part of this strategy.

“While the environment remains challenging for us, we are mildly encouraged by the moderation in the decline of dealer retail Harley-Davidson motorcycle sales,” said Keith Wandell, Chief Executive Officer of Harley-Davidson, Inc. “And moving forward, our strategy is designed to strengthen Harley-Davidson for long-term growth and deliver results through increased focus.

“As our announcement regarding Buell and MV Agusta indicates, we are moving with the speed and decisiveness required to bring our business strategy to life,” said Wandell. “The fact is we must focus both our effort and our investment on the Harley-Davidson brand, as we believe this provides an optimal path to sustained, meaningful, long-term growth.”

Third Quarter and Nine-Month Results

Net income for the third quarter was $26.5 million, compared to $166.5 million in the third quarter of 2008, on revenue of $1.12 billion, compared to $1.42 billion in the year-ago period. Diluted earnings per share were $0.11 for the third quarter of 2009 and $0.71 in the year-ago period.

Through nine months, Harley-Davidson, Inc. reported net income of $163.6 million, down 71.6 percent and diluted earnings per share of $0.70, down 71.4 percent from the year-ago period. Revenue through nine months was $3.57 billion, down 17.1 percent from the same period last year.

“Delivering Results Through Focus” Strategy

A key element of the Company’s go-forward strategy is to focus on extending the Harley-Davidson brand by leveraging unique Harley-Davidson strengths. The strategy focuses company resources on Harley-Davidson products and experiences, global expansion, demographic outreach and commitment to core customers. In addition, the Company will continue to expand its initiatives to enhance profitability through continuous improvement in manufacturing, product development and business operations.

“We are refocusing our business with the expectation that we can provide growth that is both profitable and sustainable over the long term,” said Wandell. “We believe we can create a bright long-term future for our stakeholders through a single-minded focus on the Harley-Davidson brand.”

The Company said it would share additional details about the strategy during its investor conference call today.

Details of Buell and MV Agusta Actions

The Company will discontinue production of Buell motorcycles. Remaining inventories of Buell motorcycles, accessories and apparel, while they last, will continue to be sold through authorized dealerships. Warranty coverage will continue as normal for Buell motorcycles and the Company will provide replacement parts and service through dealerships.

The decision will result in a reduction over time of about 80 hourly production positions and about 100 salaried positions at Buell. Employment will end for a majority of Buell employees Dec. 18, 2009.

Harley-Davidson, Inc. expects to incur approximately $125 million in one-time costs related to the discontinuation of the Buell product line. The Company expects to incur approximately $115 million of that amount this year.

Relative to MV Agusta, the Company will immediately commence efforts to sell the business, which is based in Varese, Italy.

In the third quarter, Harley-Davidson, Inc. recorded a one-time fixed-asset impairment charge of $14.2 million related to Buell and a goodwill impairment charge of $18.9 million related to MV Agusta.

“Buell and MV Agusta are great companies, with proud brands, high-quality exciting products and passionate enthusiasm for the motorcycle business. Buell has introduced many innovative advancements in motorcycle design and technology over the years and MV Agusta is known in Europe for its premium, high-performance sport motorcycles. However, our strategy to focus on the Harley-Davidson brand reflects the fact that we believe our investments in that brand are a better utilization of overall company resources,” said Wandell.

Motorcycles and Related Products Segment

Third Quarter. Revenue from Harley-Davidson motorcycles during the third quarter of 2009 was $803.3 million, down 22.1 percent compared to the year-ago period. The Company shipped 54,236 Harley-Davidson motorcycles to dealers and distributors worldwide, down 27.4 percent from the third quarter of 2008 but in line with previous guidance of 52,000 to 57,000 units. Revenue from Parts and Accessories totaled $221.8 million during the quarter, down 14.4 percent and revenue from General Merchandise was $70.7 million during the quarter, down 15.9 percent compared to the year-ago period. Gross margin was 33.1 percent of revenue for the quarter compared to 34.0 percent in the year-ago quarter. Operating margin was 9.5 percent compared to 16.4 percent in the third quarter of 2008. Operating margin was affected largely by lower gross margin, restructuring charges and impairment charges.

Nine Months. Through nine months, revenue from Harley-Davidson motorcycles was $2.62 billion compared to $3.23 billion in 2008 on shipments of 187,085 Harley-Davidson motorcycles, compared to 226,898 motorcycles in 2008. Revenue from Parts and Accessories totaled $623.1 million during the first nine months, down 11.8 percent and revenue from General Merchandise was $215.5 million during the nine-month period, down 12.0 percent compared to the year-ago period. Gross margin was 34.6 percent and operating margin was 14.1 percent, compared to 35.4 percent and 18.9 percent respectively in the year-ago period.

Retail Motorcycle Sales. During the third quarter, retail sales of Harley-Davidson motorcycles decreased 21.3 percent worldwide, 24.3 percent in the U.S. and 13.1 percent in international markets, compared to the prior-year quarter. Industry-wide U.S. retail heavyweight (651cc+) motorcycle sales declined 35.9 percent during the quarter, compared to the year-ago period.

For 2009 compared to 2008 through nine months, retail sales of Harley-Davidson motorcycles decreased 22.9 percent worldwide, 25.5 percent in the U.S. and 16.5 percent in international markets. Industry-wide U.S. retail heavyweight motorcycle sales declined 38.7 percent year to date in 2009, compared to 2008.

Harley-Davidson Financial Services

Harley-Davidson Financial Services recorded an operating loss of $31.5 million for the third quarter of 2009 compared to an operating profit of $35.6 million in the third quarter of 2008. This decrease of $67.2 million was due to a higher provision for credit losses in both the retail and wholesale portfolios as well as increased interest expense. Year to date through the third quarter, HDFS reported an operating loss of $110.8 million, compared to operating income of $107.7 million for the prior year period. The nine-month operating loss includes two non-cash charges recorded in the second quarter of 2009: a $72.7 million credit loss provision for a one-time reclassification of motorcycle loan receivables; and a one-time $28.4 million charge to write off goodwill associated with HDFS.

HDFS continues to successfully access the credit markets to fund its lending activities. On October 9, HDFS completed a $700 million term securitization transaction with a weighted average interest rate of 1.2 percent.

Update on Restructuring Activities

On a combined basis, the Company expects previously announced restructuring activities, together with the discontinuation of Buell operations, to result in one-time charges of $215 million to $245 million over 2009 and 2010, or an increase of $55 million from the estimate provided July 16, 2009. The Company estimates annual ongoing savings from restructuring of approximately $140 million to $150 million.

The Company continues to pursue its previously announced “two path” study to determine whether additional major restructuring at York, Pa. facility can make those operations competitive and sustainable long term, or alternatively, whether the Company will relocate those operations to another U.S. location. As part of the restructuring analysis, the Company has begun contract talks with the union representing employees at York and expects to make a final decision on the status of the York operations by the end of this year.

Income Tax Rate

The Company’s third-quarter effective income tax rate was 61.8 percent compared to 38.2 percent in the same quarter last year. This increase was due primarily to the tax implications of MV Agusta, including the non-deductible write down of goodwill, and the impact of reduced Company earnings. The Company expects its full-year 2009 effective tax rate on continuing operations, excluding MV Agusta, to be approximately 59 percent due to the previously reported one-time charges for the Wisconsin tax law change and the non-deductible goodwill write-off for Harley-Davidson Financial Services, as well as the impact of reduced earnings for the remainder of the year.

Cash Flow

Cash and cash equivalents totaled $1.52 billion as of Sept. 27, 2009, compared to $504.4 million at the end of the year-ago period. Cash provided by operations was $511.1 million and capital expenditures were $89.4 million during the first nine months of 2009. For the full year, capital expenditures are now expected to be $125 million to $145 million, including $15 million to $25 million related to restructuring activities.

Guidance

The Company is narrowing its guidance for full-year 2009 shipments, and now expects to ship 222,000 to 227,000 Harley-Davidson motorcycles to dealers, including 35,000 to 40,000 during the fourth quarter. The Company continues to expect full-year gross margins to be between 30.5 percent and 31.5 percent.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces American sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its strategy and successfully exit certain product lines and divest certain company assets (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor union partners flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Net revenue	$1,121,275	$1,422,834	$3,565,568	$4,301,716
Gross profit	371,086	484,072	1,234,147	1,522,133
Selling, administrative and engineering expense	194,973	249,120	611,864	697,945
Restructuring expense and other impairments	50,745	926	100,738	12,475
Goodwill impairment	18,888	-	18,888	-

Operating income from motorcycles & related products	106,480	234,026	502,657	811,713

Financial services income	136,993	111,966	365,627	312,095
Financial services expense	167,333	76,333	446,881	204,408
Restructuring expense	1,204	-	1,204	-
Goodwill impairment	-	-	28,387	-

Operating (loss) income from financial services	(31,544)	35,633	(110,845)	107,687

Corporate expense	5,288	1,657	19,370	14,482

Income from operations	69,648	268,002	372,442	904,918
Investment income	947	2,751	3,217	7,033
Interest expense (1)	1,312	1,226	13,110	1,226

Income before provision for income taxes	69,283	269,527	362,549	910,725
Provision for income taxes	42,800	102,986	198,969	333,816

Net income	$26,483	$166,541	$163,580	$576,909

Earnings per common share:
Basic	$0.11	$0.71	$0.70	$2.45
Diluted	$0.11	$0.71	$0.70	$2.45

Weighted-average common shares:
Basic	232,677	233,081	232,527	235,068
Diluted	233,875	233,420	233,357	235,321

Cash dividends per common share	$0.10	$0.33	$0.30	$0.96

(1)	Interest expense for the nine months ended September 27, 2009 includes $8.0 million related to the Company’s $600.0 million senior unsecured notes (Notes) issued in February 2009. This interest expense represents a portion of the total interest incurred on the Notes during the first quarter and corresponds to the initial temporary investment of proceeds at corporate. Prior to the end of the first quarter, the full proceeds were transferred to HDFS and, as a result, the balance of interest expense on the Notes for the period has been included in financial services expense.

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) September 27, 2009	December 31, 2008	(Unaudited) September 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,524,382	$593,558	$504,385
Marketable securities	-	-	524
Accounts receivable, net	339,163	296,258	331,388
Finance receivables held for sale (2)	-	2,443,965	2,245,015
Finance receivables held for investment, net	1,525,164	1,378,461	1,115,035
Inventories	432,691	400,908	401,277
Other current assets	423,684	264,731	222,890

Total current assets	4,245,084	5,377,881	4,820,514

Finance receivables held for investment, net	3,652,987	817,102	906,244
Other long-term assets	1,454,997	1,633,642	1,472,979

	9,353,068	7,828,625	7,199,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	953,112	865,108	1,070,770
Short-term debt	1,325,303	1,738,649	737,886
Current portion of long-term debt	668,205	-	401,096

Total current liabilities	2,946,620	2,603,757	2,209,752

Long-term debt	3,176,648	2,176,238	2,033,000
Pension liability and postretirement healthcare benefits	768,474	758,411	275,959
Other long-term liabilities	171,354	174,616	180,667

Total shareholders’ equity	2,289,972	2,115,603	2,500,359

	$9,353,068	$7,828,625	$7,199,737

(2)	During the second quarter of 2009, the Company reclassified its finance receivables held for sale to finance receivables held for investment, net due to a change in the Company’s intent to structure future securitization transactions in a manner that does not qualify for accounting sale treatment under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.”

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 27, 2009	September 28, 2008
Net cash provided by (used by) operating activities	$511,052	$(221,222)

Cash flows from investing activities:
Capital expenditures	(89,411)	(153,687)
Finance receivables held for investment, net	(519,916)	(111,250)
Collection of retained securitization interests	45,843	75,379
Net change in marketable securities	-	2,019
Acquisition of business, net of cash acquired	-	(95,224)
Other, net	(4,566)	(1,192)

Net cash used by investing activities	(568,050)	(283,955)

Cash flows from financing activities:
Proceeds from issuance of medium term notes	-	993,550
Proceeds from issuance of senior unsecured notes	589,030	-
Net borrowings of securitization debt	1,088,779	-
Net (decrease) increase in credit facilities and unsecured commercial paper	(556,101)	88,538
Net borrowings of asset-backed commercial paper	56,691	-
Net change in restricted cash	(127,462)	-
Dividends	(70,329)	(225,243)
Purchase of common stock for treasury	(296)	(250,008)
Excess tax benefits from share-based payments	148	301
Issuance of common stock under employee stock option plans	11	1,179

Net cash provided by financing activities	980,471	608,317

Effect of exchange rate changes on cash and cash equivalents	7,351	(1,609)

Net increase in cash and cash equivalents	930,824	101,531

Cash and cash equivalents:
At beginning of period	593,558	402,854

At end of period	$1,524,382	$504,385

Net Revenue and Motorcycle

Shipment Data

(Unaudited)

	Three months ended		Nine months ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$803,256	$1,031,247	$2,622,774	$3,229,085
Buell® & MV Agusta® motorcycles	21,800	26,111	92,999	89,704
Parts & Accessories	221,832	259,033	623,058	706,640
General Merchandise	70,671	84,034	215,463	244,830
Other	3,716	22,409	11,274	31,457

	$1,121,275	$1,422,834	$3,565,568	$4,301,716

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	36,524	49,953	124,428	149,228
International	17,712	24,751	62,657	77,670

Total Harley-Davidson	54,236	74,704	187,085	226,898

Buell & MV Agusta	1,853	2,760	8,753	9,224

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	22,360	24,008	69,324	75,691
Custom	20,969	34,322	75,133	105,316
Sportster®	10,907	16,374	42,628	45,891

Total Harley-Davidson	54,236	74,704	187,085	226,898

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Nine months ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
North America Region
United States	44,650	59,000	141,101	189,437
Canada	3,494	3,682	10,376	14,552

Total North America Region	48,144	62,682	151,477	203,989

Europe Region (Includes Middle East and Africa)
Europe*	5,058	8,481	27,952	34,284
Other	2,941	1,006	4,733	3,483

Total Europe Region	7,999	9,487	32,685	37,767

Asia Pacific Region
Japan	3,948	4,697	10,240	11,502
Other	2,184	2,310	7,235	7,722

Total Asia Pacific Region	6,132	7,007	17,475	19,224

Latin America Region	1,454	1,776	4,243	6,034

Total Worldwide Retail Sales	63,729	80,952	205,880	267,014

Data Source (subject to update)

Data source for all 2008 and 2009 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Nine months ended
	September 27, 2009	September 28, 2008
United States[1]	260,842	425,732

	Eight months ended
	August 31, 2009	August 31, 2008
Europe[2]	253,694	317,065

1	- United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party. This data is subject to revision and update. As of the second quarter 2009, industry data includes three-wheeled vehicles retroactive to 2008.
2	- Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update.